EXHIBIT 23.01







           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




   The Board of Directors
   The Travelers Inc.

   We consent to the use of our reports on the consolidated financial statements and schedules dated January 24, 1994, that are incorporated by reference or appear in the 1993 Annual Report on Form 10-K of The Travelers Inc., incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report on the December 31, 1993 consolidated financial statements refers to changes in accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993, and a change in accounting for income taxes in 1992.


                                      /s/ KPMG Peat Marwick


   New York, New York
   June 9, 1994